AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1998

                              REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ACRODYNE COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)
DELAWARE                                                  11-3067564
State or Other Jurisdiction                            (I.R.S. Employer
of Incorporation or                                   Identification Number)
Organization)
                             516 TOWNSHIP LINE ROAD
                          BLUE BELL, PENNSYLVANIA 19422
                                 (215) 542-7000
               (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Principal Executive
                                    Offices)
                           A. ROBERT MANCUSO, CHAIRMAN
                          ACRODYNE COMMUNICATIONS, INC.
                             516 TOWNSHIP LINE ROAD
                          BLUE BELL, PENNSYLVANIA 19422
                                 (215) 542-7000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
              Title of Each Class of                      Amount to          Proposed          Proposed
            Securities to be Registered                       be              Maximum          Maximum             Amount of
                                                          Registered         Aggregate         Aggregate         Registration
                                                                             Price             Offering               Fee
                                                                             Per Unit          Price
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                                 50,400(1)         $3.00          $151,200               $44.60
per share..........................................
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                                 84,600(2)         $3.00          $253,800               $74.87
per share..........................................
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                                165,000(3)         $3.00          $495,000               $146.03
per share..........................................
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                                200,000(4)         $3.00          $600,000               $177.00
per share..........................................
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................         134,400(5)         $2.50          $336,000                $99.12
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................         225,600(6)         $2.50          $564,000               $166.38
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................         440,000(7)         $2.50        $1,100,000               $324.50
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................          40,000(8)         $4.50          $180,000                $53.10
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................          20,000(9)         $4.50           $90,000                $26.55
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................          20,000(10)        $4.50           $90,000                $26.55
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................          20,000(11)        $4.50           $90,000                $26.55
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share..........................................          40,000(12)        $4.50          $180,000                $53.10
-------------------------------------------------------------------------------------------------------------------------------
     Total                                                1,440,000              --         $4,130,000             $1,218.35
-------------------------------------------------------------------------------------------------------------------------------

(1)      Issuable upon exercise of warrants issued by the Registrant to Newlight
         Associates L.P. which, subject to certain adjustments, are each exercisable at $3.00 to purchase one share of Common Stock.
(2) Issuable upon exercise of warrants issued by the Registrant to Newlight Associates (B.V.I.) L.P. which, subject to certain adjustments, are each exercisable at $3.00 to purchase one share of Common Stock.
(3) Issuable upon exercise of warrants issued by the Registrant to Scorpion-Acrodyne Investors LLC which, subject to certain adjustments, are each exercisable at $3.00 to purchase one share of Common Stock.
(4)      Issuable upon exercise of warrants issued by the Registrant to S-A
         Partners which, subject to certain adjustments, are each exercisable at $3.00 to purchase one share of Common Stock.
(5) Issued by the Registrant to Newlight Associates L.P. at $2.50 per share of Common Stock.
(6) Issued by the Registrant to Newlight Associates (B.V.I.) L.P at $2.50 per share of Common Stock.
(7) Issued by the Registrant to Scorpion-Acrodyne Investors LLC at $2.50 per share of Common Stock.
(8)      Issuable upon exercise of warrants issued by the Registrant to Colin
         Winthrop & Co., Inc., which, subject to certain adjustments, are each exercisable at $4.50 to purchase one share of Common Stock.
(9)      Issuable upon exercise of warrants issued by the Registrant to Eleven
         Congers Inc., which, subject to certain adjustments, are each exercisable at $4.50 to purchase one share of Common Stock.
(10)     Issuable upon exercise of warrants issued by the Registrant to TWL
         Associates, Inc., which, subject to certain adjustments, are each exercisable at $4.50 to purchase one share of Common Stock.
(11)     Issuable upon exercise of warrants issued by the Registrant to Richard
         Serbin, which, subject to certain adjustments, are each exercisable at $4.50 to purchase one share of Common Stock.
(12)     Issuable upon exercise of warrants issued by the Registrant to Allen
         Ginesin, which, subject to certain adjustments, are each exercisable at $4.50 to purchase one share of Common Stock.
                                                   (continued on following page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                   (continued on following page)

                   Subject to Completion, Dated April 16, 1998

PRELIMINARY PROSPECTUS

                          ACRODYNE COMMUNICATIONS, INC.
              800,000 shares of Common Stock issued by the Company
               and 640,000 shares of Common Stock to be issued by
                the Company upon exercise of outstanding warrants

     This Prospectus relates to 1,440,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of Acrodyne Communications Inc., a Delaware corporation (the "Company") which may be offered from time to time by certain shareholders of the Company (the "Selling Shareholders") directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market ("Nasdaq"), otherwise in the over-the-counter market in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Shares consist of the following: (i) 800,000 shares of Common Stock previously issued in private placements by the Company, at a purchase price of $2.50 per share, of which (A) 134,400 shares are held by Newlight Associates L.P. ("Newlight"), (B) 225,600 are held by Newlight Associates (B.V.I.) L.P. ("Newlight BVI") and (C) 440,000 are held by Scorpion-Acrodyne Investors LLC ("Scorpion-Acrodyne"); (ii) 50,400 shares of Common Stock which may be issued by the Company to Newlight upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "Newlight Warrants"); (iii) 84,600 shares of Common Stock which may be issued by the Company to Newlight BVI upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "Newlight BVI Warrants"); (iv) 165,000 shares of Common Stock which may be issued by the Company to Scorpion-Acrodyne upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "Scorpion-Acrodyne Warrants");
(v) 200,000 shares of Common Stock which may be issued by the Company to S-A Partners ("S-A") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $3.00 per warrant share (the "S-A Warrants"); (vi) 40,000 shares of Common Stock which may be issued by the Company to Colin Winthrop & Co. Inc. ("Colin Winthrop") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "Winthrop Warrants"); (vii) 20,000 shares of Common Stock which may be issued by the Company to Eleven Congers Inc. ("ECI") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "ECI Warrants"); (viii) 20,000 shares of Common Stock which may be issued by the Company to TWL Associates, Inc. ("TWL") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "TWL Warrants"); (ix) 20,000 shares of Common Stock which may be issued by the Company to Richard Serbin ("Serbin") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "Serbin Warrants"); and (x) 40,000 shares of Common Stock which may be issued by the Company to Allen Ginesin ("Ginesin") upon the exercise of warrants exercisable, subject to certain adjustments, at an exercise price of $4.50 per warrant share (the "Ginesin Warrants" and, collectively with the Newlight Warrants, the Newlight BVI Warrants, the Scorpion-Acrodyne Warrants, the S-A Warrants, the Winthrop Warrants, the ECI Warrants, the TWL Warrants and the Serbin Warrants, the "Warrants"). See "Selling Shareholders" and "Plan of Distribution."

     The Company's Common Stock is quoted on the NASDAQ Small Cap over-the-counter market ("NASDAQ") under the symbols "ACRO." On April 14, 1998, the closing sales price, as reported by NASDAQ, of the Common Stock was $4.50.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                          ----------------------------


                                                   (continued on following page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ______________, 1998

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 without charge or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition such material may be electronically examined at the Commission's Web site on the Internet located at http://www.sec.gov.

     The Company furnishes its stockholders with annual reports containing, among other information, financial statements audited by its independent auditors.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (a) the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1997; and (b) the Proxy Statement for the Company's 1997 Annual Meeting of Stockholders held on June 9, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference as a part of the Registration Statement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests should be directed to Acrodyne Communications, Inc., 516 Township Line Road, Blue Bell, Pennsylvania 19422, Attention: A. Robert Mancuso, Chairman (telephone: (215) 542-7000).


                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS:

FINANCIAL CONDITION OF COMPANY; NEED FOR ADDITIONAL FINANCING

     The Company's consolidated balance sheets as of December 31, 1996 and December 31, 1997 reflect working capital of $8,236,112 and $7,241,365, respectively, and accumulated deficits of $2,648,923 and $5,625,984, respectively. In addition, the Company's consolidated statement of operations for the year ended December 31, 1996 reflect a net loss of $1,221,410 ($1,703,634 applicable to the holders of Common Stock) and for the year ended December 31, 1997 a net loss of $2,912,974 ($2,977,061 applicable to the holders of Common Stock). The Company has been experiencing a negative cash flow from operations and is dependent upon the receipt of new customer orders on a timely basis or the proceeds from the exercise of Warrants or additional financing for the continuation of its business. There can be no assurance that the Company will receive new customer orders on a timely basis or that any of the Warrants will be exercised or that the Company will be able to obtain additional financing on terms acceptable to the Company, if at all.

OUTSTANDING DEBT OBLIGATIONS AND RESTRICTIONS ON OPERATIONS

     Currently, the Company has a $1,500,000 credit facility with a bank secured by $1,500,000 of cash or cash equivalents. In addition, the Company is required to maintain a balance of $500,000 in cash or cash equivalents to secure a $500,000 irrevocable standby letter of credit to partially secure the Company's senior indebtedness. As of April 14, 1998, the Company has no outstanding balance against the credit facility. The credit facility is secured by the assignment of a certificate of deposit in the amount of $1,500,000.

     The terms and conditions of the credit facility require that the Company must maintain a cash balance equal to the outstanding balance of the credit facility. There can be no assurance that the Company will be able to achieve or maintain the prescribed cash balances or satisfy the other covenants of the credit facility. Failure to do so would result in a default under such credit facility and could lead to the acceleration of the Company's obligations thereunder, and to the bank's right to enforce its security interest and take possession of the collateral maintained by the Company as security for the facility. In addition to such credit facility, the Company has debt obligations in the outstanding principal amount of $540,000 payable primarily to the Company's former majority shareholder, Marshall Smith.

DEPENDENCE ON SINGLE-SOURCE SUPPLIERS

     The Company's main supplier of the tetrode and diacrode tubes (the "Tubes") it uses in its higher power transmitters is Thomson Components and Tubes Corp., Totowa, New Jersey ("Thomson Components"). Thomson Components is a subsidiary of Thomson-CSF (France) ("Thomson-CSF"). The Company, if necessary, can obtain Tubes from other suppliers, except for the 10, 30 and 60 kilowatt models which are currently only available from Thomson Components. The Company does not keep its own supply of Tubes, and has relied on Thomson Components to supply Tubes. The Company normally informs Thomson Components of its Tube requirements for the next 12 months. Although Thomson Components historically has met the Company's Tube requirements on a timely basis, no assurance can be given that this will remain the case. If the Company were forced to source its Tubes other than from Thomson Components, significant delays in the delivery of such Tubes would result or the Company might not be able to obtain the Tubes at all. An inability to obtain such Tubes from Thomson Components or an alternate supplier would have a material adverse effect on the business of the Company.

     The Company's primary supplier of the specialized transistors it uses in its solid state products is Ericsson, Inc. RF Power Products ("Ericsson") located in Morgan Hill, California. Although Ericsson historically has met the Company's specialized transistor requirements on a timely basis, no assurance can be given that this will remain the case. If this source were interrupted, transistors would be available from a number of other sources; however, significant delays in obtaining transistors with the specifications required by the Company also might occur. An inability to obtain such specialized transistors from Ericsson or an alternate supplier would have a material adverse effect on the business of the Company.

     For over 25 years, the Company has never entered into any written agreements, other than customary purchase orders, with either Ericsson or Thomson-CSF, in connection with its purchases of components. Both Ericsson and Thomson-CSF have historically filled the Company's orders on a timely basis, but no assurance can be given that the Company will be able to obtain sufficient quantities of these components as needed. Any failure to obtain such components would have a material adverse effect on the Company.

     Two of Thomson-CSF's other divisions, Comark Communications Inc. ("Comark") and Thomson LGT, are competitors of the Company. There can be no assurances that Thomson Components, due to its relationship with both Comark and Thomson LGT, will not discontinue its supply of components to the Company.

RISKS ASSOCIATED WITH FOREIGN SALES

     For the year ended December 31, 1997, international sales accounted for approximately 30% of the Company's net sales. The Company's business is subject to risks associated with its dependence on foreign customers, including, without limitation, foreign regulatory approval requirements, economic and political conditions prevailing in foreign countries, shipping delays, fluctuations in exchange rates, and any trade barriers, including customs duties, export quotas, tariff increases or other import or export restrictions now existing or which may be imposed in the future. The future imposition of high customs duties, tariffs, quotas or other import restrictions or barriers in the countries where the Company sells its products likely would result in lost revenues to the Company, which would have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     The Company's largest recurring customer, the United States Government Services Administration, accounted for approximately 3% of the Company's annual revenues in 1996 and approximately 17% in 1997. The Company has no contract with such customer (other than customary sales orders). The Company believes that the loss of such customer would not have a material adverse effect on the business of the Company. The Company's business has historically been dependent upon a relatively small number of significant transactions with one-time customers. Such a high concentration of sales can lead to potential volatility in revenues and profits, since there can be no assurance that the Company will be able to consummate transactions with such types of customers in the future.

INTENSE COMPETITION; TECHNOLOGICAL CHANGES

     The Company sells its products in highly competitive markets in which competing products are available from approximately 6 nationally and 13 internationally recognized competitors. The majority of such competitors have greater financial and technical resources than the Company and are well-established, with reputations for success in the sale and service of their products. The Company's continued ability to compete rests primarily on its reputation for product quality, timely deliveries and customer service. The Company's competitive position also depends upon its periodic introduction of products with enhanced power performance characteristics required by customers. The Company's new product design and development requires continuous spending on research and development. Although historically the technologies used in the Company's business have evolved slowly and have not been subject to rapid or radical changes, the advent of digital technology could signal a shift in the television transmission industry which could result in renewed competition and the need for research and development expenses substantially greater than those experienced in the past by the Company. No assurance can be given that the Company will be able to compete successfully in the future or that competitors will not develop technologies or products that render the Company's products obsolete for certain applications or less marketable.

INTENSE COMPETITION IN INTERNATIONAL MARKETS

     The international markets in which the Company competes are characterized by intense competition in both the higher power and lower power segments. The Company's major competition internationally comes from Thomson-CSF, Nippon Electric Corporation (Japan) and Rhode & Schwarz (Germany). The foregoing competitors have a dominant market position within their home countries. The Company does not expect that it will be able to compete with such companies in their respective home countries in the near future. No assurance can be given that the Company will be able to compete in any other international market in the future.

RELIANCE ON KEY PERSONNEL

     The Company's success is dependent to a significant degree upon the efforts of A. Robert Mancuso, its President, who has approximately three and one-half year's experience directing a company in the Company's industry, Ronald R. Lanchoney, who has been employed by the Company as its Chief Financial Officer since March 1998, as well as Daniel D. Traynor and Dr. Timothy P. Hulick, who are presently employed as the Company's General Manager, Vice President and Director and the Company's Vice President of Engineering, respectively, and have been with the Company for 27 and 12 years, respectively. The loss of the services of any of Mr. Mancuso, Mr. Lanchoney, Mr. Traynor or Dr. Hulick would likely have a material adverse effect on the Company. Moreover, the successful design, manufacture and marketing of the Company's products are dependent upon the availability of adequate numbers of trained and qualified personnel. Although the Company believes it has sufficient qualified employees to service its business at this time, the Company may not be successful in attracting qualified personnel in the future, when needed, or in retaining such persons.

POTENTIAL ADVERSE DEVELOPMENTS IN DOMESTIC REGULATION

     As a manufacturer of television transmitters and translators, the Company is subject to legislation adopted by Congress and certain state legislatures and to regulation by the Federal Communications Commission ("FCC") and various state regulatory agencies with respect to the manufacturing and sale of such transmitters. Although the Company believes that it is currently in compliance with all such laws, there can be no assurance that the Company will remain in compliance with such laws or that those regulatory bodies will not adopt legislation or regulations or take other actions that would have a material adverse effect on the business of the Company. In addition, any decrease in the number of construction permits granted to television station owners could adversely affect the Company.

LIMITED PATENTED TECHNOLOGY

     Other than six patents which have been granted, none of the Company's current products are protected by patents. The Company relies on proprietary know-how and trade secrets and employs various methods to protect the processes, concepts, ideas and documentation associated with its proprietary products. The Company's success depends, in part, on its ability to protect these patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that the Company's patent rights will provide the Company with competitive advantages or not be challenged by third parties. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes or design around the Company's patented processes. In addition, the Company could incur substantial costs in defending itself in patent infringement suits brought against the Company or in bringing patent infringement suits against third parties. The Company also protects its technology and trade secrets by requiring all of its key employees to execute confidentiality agreements. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.


NO DIVIDENDS

     The Company anticipates that all of its earnings available to its Common Stock in the foreseeable future will be retained to finance the growth of its business and does not intend to pay cash dividends on its Common Stock in the foreseeable future.


                                   THE COMPANY

     The Company was incorporated in Delaware in May 1991 as a blind pool for the purpose of acquiring an operating business. The Company consummated its initial public offering in January 1993, raising net proceeds of approximately $635,000. On October 24, 1994, the Company consummated the acquisition of Acrodyne Industries, Inc. ("Acrodyne") and raised approximately $4 million in a public offering of units consisting of one share of common stock and one redeemable common stock purchase warrant (the "October 1994 Offering"). The proceeds of the October 1994 Offering were used to consummate the acquisition of Acrodyne and for working capital purposes. Upon the acquisition of Acrodyne, Acrodyne became a wholly-owned subsidiary of the Company. The Company's initial change of name from Decision Capital Corp. to Acrodyne Holdings, Inc. was made in anticipation of the acquisition of Acrodyne. The name of Acrodyne Holdings, Inc. was changed to the Company's present name by vote of the shareholders at the Company's 1995 Annual Meeting.

     The Company's transfer agent and warrant agent is North American Transfer Co. having an address at 147 West Merrick Road, Freeport, New York 11520.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. However, if any of the Warrants are exercised, the Company will receive payment for the exercise price of such warrants. The aggregate net proceeds to the Company upon the exercise of all of the Warrants would be approximately $2,130,000. There can be no assurance that any or all of the Warrants will be exercised. Any net proceeds received by the Company upon the exercise of any Warrants will be used for working capital and other general corporate purposes. Pending use of such net proceeds, the Company intends to invest such proceeds in short-term, interest-bearing obligations.

                              SELLING SHAREHOLDERS

     This Prospectus relates to the offer and sale of up to 1,440,000 shares of Common Stock by certain shareholders of the Company. Set forth below are the names of each Selling Shareholder, the number of shares of Common Stock owned as of the date of this Prospectus by each Selling Shareholder, the number of Shares which may be offered by each Selling Shareholder, the number of shares of Common Stock to be owned by each Selling Shareholder upon completion of the offering contemplated hereby and the percentage of total shares of Common Stock outstanding owned by each Selling Shareholder upon completion of the offering contemplated hereby.




                                                                                                                     Percent of
                                                                Number of shares           Number of                 total shares
                                                                which may be               shares                    outstanding
          Selling                      Number of                offered                    owned if all              owned after
        Shareholder                   Shares Owned              pursuant to                shares                    completion of
                                                                This Prospectus            are sold                  this offering

Newlight Associates L.P.                184,800*                   184,800*                      0                      0%

Newlight Associates                     310,200*                   310,200*                      0                      0%
(B.V.I.) L.P.

Scorpion-Acrodyne                       605,000*                   605,000*                      0                      0%
 Investors LLC

S-A Partners                            200,000*                   200,000*                      0                      0%

Colin Winthrop & Co., Inc.**            161,250*++                  40,000*                121,250                   2.23%

Eleven Congers Inc.                      20,000*                    20,000*                      0                      0%

TWL Associates, Inc.**                   20,000*                    20,000*                      0                      0%

Richard Serbin                           20,000*                    20,000*                      0                      0%

Allen Ginesin**                         176,250*##                  40,000*                136,250                   2.68%


*    Assumes exercise for Common Stock of all Warrants held by such Selling
     Shareholder. See "Plan of Distribution."

++ Includes 161,250 shares of Common Stock issuable to Colin Winthrop upon exercise of warrants exercisable within 60 days after the date of this Prospectus.

## Includes 176,250 shares of Common Stock issuable to Ginesin upon exercise of warrants exercisable within 60 days after the date of this Prospectus.

**   Colin Winthrop & Co., Inc. is a market-maker in the Company's Common
     Stock. Each of TWL Associates, Inc. and Allen Ginesin is a registered broker that is associated with Colin Winthrop & Co., Inc.

Robert F. Raucci has been a Director of the Company since January 1998. Mr. Raucci is also a managing member of the general partner of Newlight Associates L.P. and of the general partner of Newlight Associates (B.V.I.) L.P. Newlight Associates L.P. and Newlight Associates (B.V.I.) L.P. are Selling Shareholders.

Mr. Raucci is also a managing member of Newlight Management LLC, which is a partner in S-A Partners, a Selling Shareholder.

As of October 24, 1997, the Company entered into a Financial Consulting Agreement with Scorpion Holdings, Inc. ("Scorpion"). Scorpion is retained to provide financial management and strategic planning, to arrange private and public financing and to review and analyze potential acquisition candidates. An annual consulting fee of $120,000 is paid in 12 monthly installments of $10,000. The agreement may be terminated by either party at any time with 60 days prior notice. The shareholders and senior management of Scorpion hold equity interests in Scorpion-Acrodyne Investors LLC, a Selling Shareholder, although their interests do not, in the aggregate, represent a controlling interest in such entity. In addition, the shareholders and senior management of Scorpion are individual partners of S-A Partners, a Selling Shareholder, although collectively they hold less than a majority of the partnership interests in S-A Partners and accordingly they do not have control over such entity.

                              PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Shareholders in one or more transactions, directly by such Selling Shareholders, or through agents, dealers, brokers or underwriters to be designated from time to time. Such sales or distributions may be effected on NASDAQ, in negotiated off-market transactions, in a combination of such methods of sale or by any other legally available means. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or at negotiated prices.

     The Shares offered hereunder by Newlight Associates, Newlight BVI, Scorpion-Acrodyne and S-A (collectively, the "Scorpion Holders") are hereby being registered pursuant to the terms and conditions of the subscription agreement (the "Subscription Agreement"), dated as of November 3, 1997, by and among the Company and Newlight Associates, Newlight BVI and Scorpion-Acrodyne and of certain warrants issued as of November 6, 1997, pursuant to the Subscription Agreement, to the Scorpion Holders. Pursuant to the terms and conditions of such warrants, the Company will issue up to an aggregate of 50,400 shares of Common Stock upon the exercise of the Newlight Warrants; up to 84,600 shares of Common Stock upon exercise of the Newlight BVI Warrants; up to 165,000 shares of Common Stock upon exercise of the Scorpion-Acrodyne Warrants; and up to 200,000 shares of Common Stock upon exercise of the S-A Warrants. The terms and conditions of the Subscription Agreement and such warrants include, among other things, that (i) the warrants are exercisable at an exercise price, subject to certain adjustments, of $3.00 per share of Common Stock to be purchased pursuant to such warrants; (ii) the warrants expire at 5:00 p.m., New York time, on November 7, 2002; (iii) the Scorpion Holders are entitled to registration of the Shares offered by them hereby on a registration statement on Form S-3 filed by the Company; (iv) the Company is required to use its best efforts to cause such registration statement to become effective promptly after filing thereof; and (v) the Company is obligated to indemnify the Scorpion Holders against certain liabilities in connection with the filing, including liabilities which may arise under the Securities Act.

     The Shares offered hereunder by Colin Winthrop, ECI, TWL, Serbin and Ginesin (collectively, the "Colin Winthrop Holders") are hereby being registered pursuant to the terms and conditions of certain warrants issued as of November 19, 1996 to each Colin Winthrop Holder. Pursuant to the terms and conditions of such warrants, the Company will issue up to an aggregate of 40,000 shares of Common Stock upon exercise of the Winthrop Warrants; up to 20,000 shares of Common Stock upon exercise of the ECI Warrants; up to 20,000 shares of Common Stock upon exercise of the TWL Warrants; up to 20,000 shares of Common Stock upon exercise of the Serbin Warrants; and up to 40,000 shares of Common Stock upon exercise of the Ginesin Warrants. The terms and conditions of such warrants include, among other things, that (i) the warrants are exercisable at an exercise price, subject to certain adjustments, of $4.50 per share of Common Stock to be purchased pursuant to such warrants; (ii) the warrants expire at 5:00 p.m., New York time, on November 19, 1999; (iii) the Colin Winthrop Holders are entitled to certain piggy-back registration rights, with respect to the shares of Common Stock underlying the warrants, on certain registration statements filed by the Company with the Commission; and (iv) the Company is obligated to pay substantially all of the expenses and in certain circumstances to indemnify the holder of such warrants against certain liabilities in connection with the filing, including liabilities which may arise under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or a exemption from registration or qualification is available and complied with.


                                  LEGAL MATTERS

     The validity of the securities offered hereby are being passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York, special counsel to the Company.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SOLICITORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                  TABLE OF CONTENTS             PAGE

AVAILABLE INFORMATION.............................3
DOCUMENTS INCORPORATED BY REFERENCE...............3
RISK FACTORS......................................4
THE COMPANY.......................................7
USE OF PROCEEDS...................................7
SELLING SHAREHOLDERS..............................8
PLAN OF DISTRIBUTION..............................9
LEGAL MATTERS....................................10


                                1,440,000 SHARES



                                    ACRODYNE
                              COMMUNICATIONS, INC.



                                  COMMON STOCK


                                 ---------------

                                   PROSPECTUS
                                 ---------------




                              _______________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses expected to be incurred by the Registrant in connection with the offering described in this Registration Statement.

Accounting Fees and Expenses...........................................$ 4,000
Legal Fees and Expenses.................................................15,000
Miscellaneous..........................................................  1,000
Total..................................................................$20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a present or former director or officer has been successful on the merits or otherwise indefense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Such expenses of others may be paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL.

     Article Eight, subsection a of the Registrant's Certificate of Incorporation eliminates the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article Eight, subsections f, g and h require indemnification of directors and officers of the Registrant, and for advancement of litigation expenses to the fullest extent permitted by Section 145 of the DGCL.

ITEM 16. EXHIBITS.


EXHIBIT
NO.                        DESCRIPTION OF EXHIBIT

4.1 Specimen Share Certificate (Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement on Form SB-2 (File No. 33-82910)).

4.2 Form of $3.00 Common Stock Purchase Warrants issued, as of November 6, 1997, to each of Newlight
                  Associates L.P., Newlight Associates (B.V.I.) L.P., Scorpion-Acrodyne Investors LLC and S-A Partners.

4.3 Form of $4.50 Common Stock Purchase Warrants issued, as of November 19, 1996, to each of Colin Winthrop & Co., Inc., Eleven Congers Inc., TWL Associates, Inc., Richard Serbin and Allen Ginesin.

4.4               Form of Subscription Agreement, dated as of November
                  3, 1997, by and among the Company and  Newlight
                  Associates L.P., Newlight Associates (B.V.I.) L.P. and Scorpion-Acrodyne Investors LLC (Incorporated by reference to
                  Exhibit 10.19 filed with the Company's Annual Report of Form 10- KSB/A for its fiscal year ended December 31, 1997 (File No. 0-24886)).

5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the shares issued and issuable upon exercise of the Warrants.

23.1              Consent of Price Waterhouse LLP, accountants for the
                  Company.

 23.2 Consent of Stroock & Stroock & Lavan LLP, special counsel to the Company (included in Exhibit 5.1).

24.1              Power of Attorney (see page II-4).

ITEM 17.  UNDERTAKINGS.

     (a) RULE 415 OFFERING. The registrant hereby undertakes to: (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on April 15, 1998.

                                 ACRODYNE COMMUNICATIONS, INC.


                                 By: /S/ A. ROBERT MANCUSO
                                         A. Robert Mancuso
                                         Chairman of the Board
                                         and President

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints A. Robert Mancuso his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
    SIGNATURE                     TITLE                         DATE
    ---------                     -----                         ----

/S/ A. ROBERT MANCUSO       Chairman of the Board              April 15, 1998
---------------------       of Directors, President
A. ROBERT MANCUSO           and Director (Principal
                            Executive Officer

/S/ MARTIN J. HERMANN       Secretary and Director             April 15, 1998
-----------------------
MARTIN J. HERMANN

/S/ DR. ELMER LIPSEY         Director                          April 15, 1998
------------------------
DR. ELMER LIPSEY

/S/ DANIEL D. TRAYNOR        General Manager, Vice             April 15, 1998
--------------               President and Director
DANIEL D. TRAYNOR

/S/ RONALD R. LANCHONEY      Chief Financial Officer           April 15, 1998
-----------------------
RONALD R. LANCHONEY